Exhibit 10.3

Non-Employee Director

Notice of Restricted Stock Unit Grant

Participant:	[Participant Name]

Corporation:	CoreLogic, Inc.

Notice:	You have been granted the following Restricted Stock Units in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto.

Type of Award:	Restricted Stock Units

Plan:	The CoreLogic, Inc. 2011 Performance Incentive Plan

Grant:	Date of Grant: [Grant Date]
Number of Shares Underlying Restricted Stock Units: [Number of Shares Granted]

Period of Restriction:	Subject to the terms of the Plan and this Agreement, the Period of Restriction applicable to the Restricted Stock Units shall commence on the Date of Grant and shall lapse on the first anniversary of the Date of Grant, at which time the Restricted Stock Units shall vest and become nonforfeitable. For purposes of this Agreement, “Period of Restriction” means the period during which the Restricted Stock Units are subject to a substantial risk of forfeiture. The date on which the Period of Restriction lapses pursuant to this paragraph is referred to herein as the “Lapse Date.”

The vesting schedule set forth above requires the Participant’s continued service through the Lapse Date as a condition to the lapsing of the Period of Restriction on such Lapse Date. Except as provided in Section 4 of this Agreement, service for only a portion of the Period of Restriction prior to the Lapse Date, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 4 below or under the Plan.

Rejection:	If you wish to accept this Restricted Stock Unit Award, please access Fidelity NetBenefits® at www.netbenefits.com and follow the steps outlined under the “Accept Grant” link at any time within forty-five (45) days after the Date of Grant. If you do not accept your grant via Fidelity NetBenefits® within forty-five (45) days after the Date of Grant, you will have rejected this Restricted Stock Unit Award.

Non-Employee Director

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant attached hereto (the “Grant Notice”), is made between CoreLogic, Inc. (the “Corporation”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1. Definitions.

Certain capitalized terms are defined in the Grant Notice, herein or in the attached Appendix A. Capitalized terms used but not defined in the Grant Notice, herein or in the attached Appendix A shall have the meaning assigned to such terms in the Plan.

2. Grant of the Restricted Stock Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Corporation hereby grants to the Participant, pursuant to the Plan, a right to receive the number of shares of Common Stock (“Shares”) set forth in the Grant Notice (the “Restricted Stock Units”).

3. Dividend Equivalents.

Each Restricted Stock Unit shall accrue Dividend Equivalents (as defined below) with respect to dividends that would otherwise be paid on the Share underlying such Restricted Stock Unit during the period from the Grant Date to the date such Share is delivered in accordance with Section 6. As of any date in this period that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant with an additional number of Restricted Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Restricted Stock Units subject to the award as of the related dividend payment record date (including any Dividend Equivalents previously credited hereunder), divided by (iii) the fair market value (as determined in accordance with the terms of the Plan) of a share of Common Stock on the date of payment of such dividend. Any Restricted Stock Units credited pursuant to the foregoing provisions of this Section 3 shall be subject to the same Period of Restriction, payment, delivery and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate. Any such crediting of Dividend Equivalents shall be conclusively determined by the Administrator. No crediting of Restricted Stock Units shall be made pursuant to this Section 3 with respect to any Restricted Stock Units which, as of such record date, have either been delivered or terminated pursuant to the Plan or this Agreement. For purposes of this Agreement, “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to the Restricted Stock Units but that have not been issued or delivered.

4. Period of Restriction; Termination.

The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice. Subject to the terms of the Plan and the remaining provisions of this Section 4, all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of the Participant’s Termination (as defined in Appendix A attached hereto) shall be immediately forfeited. Notwithstanding the foregoing to the contrary:

(a)	In the event of the Participant’s death or Disability (as defined in Appendix A attached hereto) prior to his or her Termination, the Period of Restriction as to all remaining unpaid Restricted Stock Units shall lapse in its entirety.

(b)	In the event of the Participant’s Termination due to his or her Retirement (as defined in Appendix A attached hereto) from the Board, the Period of Restriction as to all remaining unpaid Restricted Stock Units shall lapse in its entirety.

5. Change in Control.

In the event of a Change in Control (as defined in Appendix A attached hereto), the Period of Restriction as to all remaining unpaid Restricted Stock Units shall lapse in its entirety as of (or, to the extent necessary to give effect to the acceleration, immediately prior to) the Change in Control.

6. Delivery of Shares.

The Shares underlying the Restricted Stock Units for which the Period of Restriction has lapsed according to the vesting schedule set forth in the Grant Notice, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, shall be delivered by the Corporation to the Participant as soon as reasonably practicable, but in no event later than 74 days, following the applicable Lapse Date set forth in the Grant Notice. The Shares underlying the Restricted Stock Units for which the Period of Restriction has lapsed pursuant to Section 4 or Section 5 of this Agreement, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, shall be delivered by the Corporation to the Participant as soon as reasonably practicable, but in no event later than 74 days, following the first to occur of (i) the date of the Participant’s Disability, (ii) the date of the Participant’s death, (iii) the date of the Participant’s “separation from service” (as such term is used for purposes of Section 409A of the Code), whether such separation from service results from retirement or otherwise, or (iv) the date of a Qualified Change in Control (as defined in Appendix A attached hereto), provided that any Shares for which the Period of Restriction has lapsed pursuant to Section 5 of this Agreement in connection with a Change in Control that is not a Qualified Change in Control shall be delivered as soon as reasonably practicable, but in no event later than 74 days, following the applicable Lapse Date set forth in the Grant Notice if such Lapse Date occurs prior to any of the other events triggering delivery specified in this sentence. The Participant shall have no rights to receive delivery of any Shares with respect to Restricted Stock Units that have been forfeited or cancelled, or for which Shares have previously been delivered. No fractional Shares shall be delivered, and the Shares otherwise deliverable in any payment pursuant to this Section 6 shall be rounded down to the nearest whole number of Shares.

7. No Ownership Rights Prior to Issuance of Shares.

Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Stock Units, nor have any rights to dividends (other than rights to Dividend Equivalents pursuant to Section 3) or other rights as a shareholder with respect to any such Shares, until and after such Shares have been actually issued to the Participant and transferred on the books and records of the Corporation or its agent in accordance with the terms of the Plan and this Agreement.

8. Detrimental Activity.

(a) Notwithstanding any other provisions of this Agreement to the contrary, if at any time prior to the delivery of Shares with respect to the Restricted Stock Units, the Participant engages in Detrimental Activity, such Restricted Stock Units shall be cancelled and rescinded without any payment or consideration therefor. The determination of whether the Participant has engaged in Detrimental Activity shall be made by the Administrator in its good faith discretion, and lapse of the Period of Restriction and delivery of Shares with respect to the Restricted Stock Units shall be suspended pending resolution to the Administrator’s satisfaction of any investigation of the matter.

(b) For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during the Participant’s membership on the Board relating to the business affairs of the Corporation or any of its Subsidiaries or Affiliates (as defined in Appendix A attached hereto), in breach of the Participant’s express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Corporation or any of its Subsidiaries or Affiliates to breach any of the terms of his or her employment with Corporation, its Subsidiaries or its Affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Corporation or any of its Subsidiaries or Affiliates, or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv)

directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Corporation or any of its Subsidiaries or Affiliates; or (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation or any of its Subsidiaries or Affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Corporation or any of its Subsidiaries or Affiliates, an unauthorized disclosure of any trade secret or confidential information of the Corporation or any of its Subsidiaries or Affiliates, any conduct constituting unfair competition, or inducing any customer to breach a contract with the Corporation or any of its Subsidiaries or Affiliates, in each case as determined by the Administrator in its good faith discretion.

9. The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Administrator. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly, provided that the provisions of Section 6 (Delivery of Shares) of this Agreement shall control over any conflicting payment provisions of the Plan. The Plan and the prospectus describing the Plan can be found on Fidelity NetBenefits® at www.netbenefits.com under Plan Information and Documents. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Corporation at CoreLogic, Inc., 4 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify.

10. Compliance with Laws and Regulations.

(a) The Restricted Stock Units and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Administrator shall, in its discretion, determine to be necessary or applicable. Moreover, the Corporation shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Corporation determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Corporation shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Corporation.

(b) It is intended that the Shares received in respect of the Restricted Stock Units shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Corporation, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Corporation may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Corporation deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Corporation pursuant to this Agreement, an agreement (in such form as the Corporation may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the

Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Corporation, from counsel for or approved by the Corporation, as to the applicability of such exemption thereto.

11. Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to CoreLogic, Inc., 4 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Corporation’s records.

12. Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

13. Adjustments.

The Restricted Stock Units and the Shares underlying the Restricted Stock Units shall be subject to adjustment and conversion pursuant to the terms of Section 7.1 of the Plan.

14. Tax Withholding.

Any payment or delivery of Shares pursuant to this Agreement shall be subject to the Corporation’s rights to withhold any applicable Federal, state, local and non-United States taxes in accordance with Section 8.5 of the Plan.

15. Section 409A.

The provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Code so as to avoid the imposition of any penalties, taxes or interest thereunder. Notwithstanding any provision of Section 6 of this Agreement to the contrary, if the Participant is a “specified employee” as defined in Section 409A of the Code, the Participant shall not be entitled to any payment of Shares underlying Restricted Stock Units that are considered deferred compensation subject to the requirements of Section 409A of the Code in connection with the Participant’s separation from service until the earlier of (a) the date which is six months after the Participant’s separation from service for any reason other than the Participant’s death, or (b) the date of the Participant’s death. Any Shares underlying the Restricted Stock Units otherwise payable to the Participant following the Participant’s separation from service that are not so paid by reason of this Section 15 shall be paid as soon as reasonably practicable (but in no event later than 74 days) after the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death). The provisions of this Section 15 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

16. Clawback.

The Restricted Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock Units or any Shares or other cash or property received with respect to the Restricted Stock Units (including any value received from a disposition of the Shares acquired upon payment of the Restricted Stock Units).

CORELOGIC, INC.

By:
Name: [Anand Nallathambi] Title: [Chief Executive Officer]

Date: [Grant Date]

Acknowledged and agreed as of the Date of Grant:

Printed Name:    [Participant Name]

Date:                   [Acceptance Date]

[NOTE: GRANT WILL BE ACCEPTED ELECTRONICALLY]

APPENDIX A

Certain Definitions

“Affiliate” means any entity other than the Corporation and any Subsidiary that is affiliated with the Corporation through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Administrator.

“Change in Control” means the happening of any of the following after the date hereof:

(a)	The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Corporation immediately prior to such merger, consolidation, or other reorganization.

(b)	The sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or the complete liquidation or dissolution of the Corporation.

(c)	A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are directors of the Corporation immediately following the consummation of the transactions contemplated by the Separation and Distribution Agreement by and between the Corporation and the First American Financial Corporation dated June 1, 2010 (the “Separation Agreement”). “Incumbent Directors” shall also include directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation.

(d)	Any transaction as a result of which any person or group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Corporation representing at least thirty percent (30%) of the total voting power of the Corporation’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Subsidiary of the Corporation; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities increases to thirty percent (30%) or more as a result of the acquisition of voting securities of the Corporation by the Corporation which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities, a person that acquires directly from the Corporation securities of the Corporation representing at least thirty percent (30%) of the total voting power represented by the Corporation’s then outstanding voting securities.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

For the avoidance of doubt, the consummation of any or all of the transactions in the Separation Agreement is not considered a Change in Control for purposes of this Agreement.

“Disability” means the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or continues for a continuous period of not less than twelve (12) months.

“Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

“Qualified Change in Control” means a Change in Control that qualifies as a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

“Retirement” means the cessation of the Participant’s services as a member of the Board due to his or her voluntary resignation at any time after the Participant has either attained age 65 or has attained age 60 and served as a member of the Board for at least five years.

“Termination” means the time when the Participant ceases the performance of services for the Corporation, any Affiliate or Subsidiary, as applicable, for any reason, with or without cause, including a Termination by resignation, discharge, death, Disability or Retirement, but excluding (a) a Termination where there is a simultaneous reemployment or continuing employment of the Participant by the Corporation, any Affiliate or Subsidiary, (b) at the discretion of the Administrator, a Termination that results in a temporary severance, and (c) at the discretion of the Administrator, a Termination of an employee of the Corporation that is immediately followed by the Participant’s service as a non-employee director of the Board. Notwithstanding any other provisions of the Plan or this Agreement to the contrary, a Termination shall not be deemed to have occurred for purposes of any provision the Plan or this Agreement providing for payment or distribution with respect to an award constituting deferred compensation subject to Code Section 409A upon or following a termination of employment or services unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.